Exhibit 99.1

PRESS RELEASE

Diana Kurty joins Wayside Technology Group Board of Directors

Shrewsbury, NJ, December 10, 2015 — Wayside Technology Group, Inc. (NASDAQ: WSTG), an international technology channel company that markets hardware and software — directly and through resellers — to information technology professionals worldwide, today announced the appointment of Diana Kurty to the Wayside Technology Group, Inc. Board of Directors, effective December 8, 2015.

Diana Kurty, currently a principal with Lumina Partners, a business consulting firm, brings three decades of finance and executive management to the Board. She has a proven track record of broad-based leadership in financial strategy, operations, controls, treasury, investment management, mergers and acquisitions, human resources and facilities management. She has demonstrated through both her technical skills and leadership experience the ability to bring about positive change and improved profitability from startup companies to billion dollar organizations.

Diana is a C.P.A. and before joining Lumina, she served in a number of senior corporate roles including Vice President of Finance of Sutherland Global Services, where she had a broad range of responsibilities including finance, human resources, recruiting, quality and facilities. At Sutherland, she oversaw a three-fold increase in sales during her tenure. Diana also served as the Chief Financial Officer of IEC Electronics, a $300 million public company and as the Vice President and Corporate Controller of Goulds Pumps, a Fortune 500 Company. She began her career at PricewaterhouseCoopers, where she was promoted through the ranks to Senior Audit Manager.

Diana graduated Magna Cum Laude from St. Lawrence University, where she was elected to Phi Beta Kappa. She is a member of the Board and Chair of the Audit Committee of the University of Rochester Medical Center, past Chair of the Board of Trustees of WXXI and a past member of

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the Board and Chair of the Audit Committee of Visiting Nurse Service of Monroe County and the Finger Lakes.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Unitrends, Veeam Software and VMware.

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The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.